Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

May 31, 2023

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-268260) (as amended or supplemented, the “Registration Statement”) filed on November 9, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by TScan Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $250,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 16, 2023. Reference is made to our opinion letter dated November 9, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 30, 2023 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to an aggregate of 33,489,474 shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share (the “Voting Common Stock”), and (ii) pre-funded warrants to purchase up to 47,010,526 shares (the “Pre-Funded Warrant Shares”) of Voting Common Stock of the Company (the “Pre-Funded Warrants”, and together with the Shares and the Pre-Funded Warrant Shares, the “Securities”), covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 10,500,000 shares of Voting Common Stock. The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

TScan Therapeutics, Inc.

May 31, 2023

2. The Pre-Funded Warrants have been duly authorized by the Company and, when executed by the Company and delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3. Assuming sufficient authorized but unissued shares of Voting Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP